Exhibit 11.0

                       LINCOLN PARK BANCORP AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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

                                                          Three Months Ended  Three Months Ended
                                                            March 31, 2006      March 31, 2005
                                                           ---------------     ---------------
Income available to common stockholders                    $        86,265     $       119,760

Weighted average shares outstanding                              1,819,490           1,817,787

Basic earnings per share                                   $          0.05     $          0.07

Income for diluted earnings per share                      $        86,265     $       119,760

Total weighted average common shares and equivalents
  outstanding for diluted computation                            1,824,558           1,817,787

Diluted earnings per share                                 $          0.05     $          0.07
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